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                                                                   EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Conectiv on Form S-8 of our report dated February 6, 1998, except as to the information presented in Note 4 under Merger with Atlantic Energy, Inc., for which the effective date of the merger is March 1, 1998, on our audits of the consolidated financial statements of Delmarva Power & Light Company and Subsidiary Companies as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31,1997, which is included in the 1997 Annual Report on Form 10-K of Delmarva Power & Light Company. We also consent to the reference to our Firm under the caption "Experts".



COOPERS & LYBRAND L.L.P.


2400 Eleven Penn Center
Philadelphia, Pa 19103
April 13, 1998